Exhibit 99.1

Frequently Asked Questions (FAQs)

1.              What is Grupo Peixoto de Castro Group?  What is Apolo?

Grupo Peixoto de Castro Group (“GPC”) is a holding company based in Brazil with interests in the petroleum, chemical, petro-chemical, steel, financial and real estate industries.  Apolo (“Apolo”) is an affiliate of GPC that produces tube and pipe equipment for numerous applications. It operates two industrial plants: Apolo Tubos e Equipamentos S.A. and Apolo Mecanica e Estruturas LTDA (“Apolo Tubulars”).  Lone Star, through its Joint Venture with GPC, will acquire a 50 percent ownership stake in the Apolo Tubulars facility.

2.              Where is GPC located?  Where is the Apolo Tubulars plant located?

GPC is headquartered in Rio De Janeiro, Brazil with operating companies located in the states of Rio De Janeiro, São Paulo, Minas Gerais, Rio Grande Do Sul, Bahia and Paraná.  Apolo Tubulars, GPC’s oilfield products facility, is located in southeastern Brazil in Lorena, São Paulo, the industrial and financial center of Brazil, which generates over 30% of the country’s gross national product.  São Paulo has a population of just over 11 million, which makes it the largest and most populous city in the Southern Hemisphere.  It is conveniently located between Brazil’s two largest transportation hubs, Rio de Janeiro and Volta Redonda.

Graphic representation of a map of Brazil and certain neighboring countries showing the location of Apolo Tubulars near São Paulo, Brazil

3.              What are Apolo’s major products?

Apolo is recognized as a pioneer in the manufacture of Electric Resistance Welded (ERW) Steel Pipes in Brazil.  Apolo Tubulars’ domestic production assets currently include a new ERW pipe mill installed in 2003 and related finishing facilities that are capable, depending on product mix, of producing approximately 150,000 tons of small and medium diameter oil country tubular goods and line pipe products ranging from 2 3/8” to 9 5/8”.

4.              What was the relationship between Lone Star and Apolo prior to the formation of this Joint Venture?  How does this transaction affect it, if at all?

Lone Star Steel, Lone Star’s primary operating company, is the exclusive marketing representative for Apolo’s tubular products in North America.  This strategic alliance, which was formed in April 2006, will continue to operate under its existing terms and through its current distribution channels.

5.              Why is Lone Star entering into this Joint Venture?  How does this transaction fit in with Lone Star’s key strategic and operating objectives?

This strategic investment will give Lone Star the opportunity to further internationalize and diversify its manufacturing base and to benefit from the strong growth in demand for OCTG and line pipe that is expected to occur in Brazil and other South American countries.  Both Lone Star and Apolo Tubulars believe the expansion of Apolo Tubulars’ tubular processing capabilities will position the jointly owned oilfield products facility to compete even more effectively and efficiently in these attractive, rapidly growing markets.

Lone Star is confident that this transaction will further advance its effort to become a leading global manufacturer and marketer of oilfield tubular goods while enhancing capital returns for the company’s shareholders. The partnership also reflects Lone Star’s continued commitment to support the strategic growth plans of its alliance partners.

6.              How is the Joint Venture being formed?  How will Lone Star fund its investment in the Joint Venture?

Lone Star will acquire a 50 percent ownership stake in Apolo Tubulars with an initial investment of approximately $42 million, which will fund expanded tubular processing capabilities and additional working capital.  The remaining 50 percent ownership stake will be held by GPC, and profits from the Joint Venture will be shared equally between the partners.  The transaction, which is expected to be accretive to Lone Star’s EPS in 2007, will be financed with general corporate resources.

7.              What are the operational capabilities of Apolo Tubulars?  When will the new tubular processing facilities be operational?

Apolo Tubulars’ domestic production assets currently include a new ERW pipe mill capable of producing approximately 150,000 tons of line pipe and oilfield tubular products ranging from 2 3/8” to 9 5/8”. The expanded tubular processing capabilities are expected to be fully operational in 2008.

8.              What will this transaction mean for Lone Star and Apolo’s customers?

The Joint Venture will enable Lone Star and Apolo to offer their customers quality, value-added commercial solutions utilizing profitable, efficient and safe manufacturing and state-of-the-art supply chain management techniques. Once the new facilities are completed, the companies will have an expanded product range to offer their existing customers and will be even better-positioned to meet the strong growth in demand for oilfield tubular products that is expected to occur in Brazil and other South American countries.

9.              What is the outlook for energy exploration in Brazil?

Brazil has established an aggressive investment program to fund domestic oil and gas exploration projects with the goal of being self-sufficient by 2010. This initiative is expected to result in a substantial expansion of both onshore and offshore exploration projects. Petrobras, Brazil’s government-owned energy company, in July announced a 2007 — 2011 capital expenditure budget totaling $87.1 billion.  Several large international E&P companies are expected to invest a total of approximately $6.4 billion through 2007 to fulfill contractual obligations for large-scale projects in Brazil.